Exhibit 10(ac)

STOCK UNIT AWARD AGREEMENT

This Stock Unit Award Agreement (the “Agreement”) is made as of the 7th day of December, 2015 between Myers Industries, Inc., an Ohio corporation (the “Company”), and R. David Banyard, an employee (the “Employee”) of the Company or one or more of its Subsidiaries.

WHEREAS, the Company has heretofore adopted the 2008 Incentive Stock Plan of Myers Industries, Inc. (the “Plan”); and

WHEREAS, it is a requirement of the Plan that a Stock Unit Award Agreement be executed to evidence the Stock Units awarded to the Employee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:

1.Grant of Stock Units.  The Company hereby grants to the Employee an Award of 32,874 Stock Units on the terms and conditions set forth herein and in the Plan.  Each Stock Unit represents the right of the Employee to receive an amount equal to the Fair Market Value of a Share on the date that payment is made with respect to the Stock Unit.

2.Rights with Respect to Stock Units.  The Stock Units granted pursuant to this Agreement represent an unfunded and unsecured obligation of the Company, and the Employee shall have no rights with respect to the Stock Units other than those of a general creditor of the Company.  Prior to the issuance of Shares as payment with respect to the Stock Units, the Employee shall have no rights of ownership in or to the Shares underlying the Stock Units and shall not be deemed the beneficial owner of such Shares.

3.Restrictions on and Vesting of the Stock Units.

(a)Except as otherwise provided in this Agreement, none of the Stock Units may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of; provided, however, the right to receive payment with respect to the Stock Units may be transferred upon the death of the Employee to the Employee’s Successor.

(b)The Stock Units subject to this Agreement shall vest in two equal installments on each of the first two anniversaries of the date of this Agreement (each such anniversary, a “Vesting Date”) or, if earlier, upon the termination of the Employee’s employment with the Company and its Subsidiaries by reason of his death, disability or retirement on or after his sixty-fifth birthday, by the Company without Cause (as defined in any written employment or severance agreement between the Company and the Employee in effect at the time of such termination of employment) or by the Employee with Good Reason (as defined in any written employment or severance agreement between the Company and the Employee in effect at the time of such termination of employment) (an “Acceleration Event”).

(c)In the event of the complete termination of the Employee’s employment with the Company and its Subsidiaries for Cause if by the Company or without Good Reason if by the Employee (which, for the avoidance of doubt, will not include a termination by reason of the Employee’s death, disability or retirement on or after the Employee’s sixty-fifth birthday) prior to the earlier of the second anniversary of the date of this Agreement or an Acceleration Event, the Stock Units that have not vested as of the date of such termination shall be immediately and automatically forfeited to the Company without notice for no consideration.

(d)For purposes of this Agreement, “disability” shall mean a physical or mental incapacity that prevents the Employee from performing his duties for a period of one hundred eighty (180) consecutive days in any period of two (2) consecutive fiscal years of the Company.

4.Payment and Issuance of Shares.  On each Vesting Date or, if earlier, upon an Acceleration Event (each such Vesting Date or Acceleration Event, a “Payment Date”), or within thirty (30) days thereafter in the case of an Acceleration Date or by March 15 of the year in which such Vesting Date occurs, the Company shall make a payment to the Employee of one Share for every Stock Unit that became vested as of such Payment Date (and with respect to which a payment has not previously been made pursuant to this Section 4) as payment with respect to each such vested Stock Unit.  If any dividends are declared on the Company’s Shares while the Stock Units subject to this Agreement are outstanding, the Company shall make a payment to the Employee on each Payment Date, or within thirty (30) days thereafter in the case of an Acceleration Event or by March 15 of the year in which such Vesting Date occurs, with respect to each Stock Unit that became vested as of such Payment Date, in an amount equal to the aggregate amount of dividends that would have been payable to the Employee with respect to each such vested Stock Unit had such vested Stock Unit instead been an issued and outstanding Share on the record date of any such dividends (the “Dividend Equivalent Amount”), but only to the extent that the Dividend Equivalent Amount has not previously been paid to the Employee with respect to such vested Stock Unit.  At the Company’s discretion, payment of the Dividend Equivalent Amount may be made in cash or in Shares having a Fair Market Value on the Payment Date equal to the Dividend Equivalent Amount.  At the Company’s election, the Company shall cause the Shares delivered as payment with respect to the vested Stock Units to either be evidenced by a book entry account maintained by the Company’s stock transfer agent (the “Transfer Agent”) or by a certificate issued in the Employee’s name.  Upon the earlier of the date the Shares are evidenced in a book entry account maintained by the Transfer Agent or the date a certificate for the Shares are issued in the Employee’s name, the Employee shall be a shareholder with respect to the Shares and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive any dividends and other distributions paid with respect to the Shares.  Notwithstanding anything to the contrary herein, following a Change of Control of the Company, the Company, at its election, may elect to make any payment required to be made to the Employee pursuant to this Section 4 in cash rather than Shares.

5.Taxes.  The Company shall have the right to satisfy any obligation of the Company to withhold taxes or other amounts with respect to the Stock Units by withholding Shares otherwise deliverable to the Employee with respect to the Stock Units having a Fair

Market Value equal to the statutory minimum amount of such tax or other withholdings.  Furthermore, the Company may elect to deduct from any cash payment made to the Employee pursuant to this Agreement the amount of any taxes or other amounts which the Company is or will be required to withhold with respect to such cash payment.

6.No Right to Employment.  Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any such Subsidiary to terminate his employment at any time for any reason whatsoever, with or without Cause.

7.Acknowledgement and Section 409A Compliance.

(a)Employee acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the undersigned with tax advice regarding the Stock Units subject to this Agreement or any other matter, and the Company has urged the Employee to consult with his own tax advisor with respect to the income taxation consequences associated with the Stock Units subject to this Agreement.

(b)It is intended that this Award of Stock Units comply with Section 409A of the Code, and this Award and the terms of this Agreement shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company have any liability to the Employee if this Award or the terms of this Agreement are determined not to comply with Section 409A of the Code.  For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

(c)Whenever payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (30) days after the Payment Date), the actual date of payment within the specified period will be determined solely by the Company.

(d)If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of his “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of the Employee’s separation from service, or (ii) if earlier, the date of the Employee’s death.

(e)The Employee’s right to receive each installment of Stock Units shall be treated as separate payments for purposes of Section 409A of the Code.

8.Incorporation of Provisions of the Plan.  All of the provisions of the Plan pursuant to which the Stock Units are granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this

Agreement and the terms contained in the Plan, the Plan shall control.  To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

9.Invalidity of Provisions.  The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.

10.Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

11.Interpretation.  All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Agreement as provided by Section 4 of the Plan, shall be binding and conclusive on the Company and the Employee.

12.Multiple Counterparts.  This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement.  The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

13.Governing Law.  This Agreement shall be governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set his hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.

By:	/s/ Robert B. Heisler, Jr.

Its:	Chairman of the Board

/s/ R. David Banyard
R. David Banyard, Employee

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